Exhibit 10.2

                     Cornerstone Direct Public Offerings LLC

2450 Atlanta Highway, Suite 904, Cumming GA 30040             (678) 455-1100
                                                              (678) 455-1114 FAX

                                                               February 12, 2003

John T. Ottinger, Vice President
Wellstone Communities Inc.
6030 Bethelview Road, Suite 203
Cumming, GA 30040

Dear Rev. Ottinger:

This is the proposed engagement letter you requested, to describe our services and fees for your proposed offering of Series A Voting Convertible Preferred Stock.

Program Design. Both the marketing and the regulatory compliance steps need to be designed into one program. We will draw upon our experience with direct public offerings, and dealing with securities regulators, to suggest each element of that program. We would help you conclude the following preparatory decisions and actions:

      (a) Amount of the offering and timing. We will work with you to do an analysis of the market and distribution capability for your securities, and how that relates to your needs for cash to fund your lending plans. We can discuss timing of the offering, as it best fits the proposed market and availability of the people who will be most involved in the project.

      (b) Choice of securities to be offered, pricing and terms. We have worked with you to design the Series A Voting Convertible Preferred Stock, the price per share and the terms as they relate to common stock and any other securities that you may issue in the future. This has included matching your business ministry purposes with the constraints of federal and state securities regulation.

      (c) Regulatory filings. We reviewed the interrelationship among state regulatory filing standards and exemptions, SEC filings and exemptions. Our recommendation was to register with the SEC on Form SB-2 and to file for registration by coordination in the 30 states you have selected. We will be using the Coordinated Review Program - Equity provided by the North American Securities Administrators Association.

      (d) Market and marketing methods. You have developed a "broker-assisted direct public offering" process, that is, Wellstone Communities will engage Wellstone Securities, Inc. as a selling agent and also as manager of a "selling group" of securities broker-dealers for marketing to persons you suggest and to their own customers and prospects. We will assist your relationship with Wellstone Securities and will also help you make decisions on the use of any marketing media, the budget, the methods used to close the sales and related marketing alternatives.

Wellstone Communities, Inc.                                    February 12, 2003
Direct Public Offering                                                    page 2


      (e) Aftermarket trading. We have considered with you the ability for investors to buy and sell the shares, since that will affect marketing process decisions. Our discussions so far have included having shares that are freely tradable through an "order-matching service" after the offering. We will further review the alternatives with you and suggest a path.

      (f) Corporate preparation. There are issues have reviewed in order to have Wellstone Communities in the best position for the offering and for the regulatory filings that must precede it. We discussed issues like whether to qualify as a Real Estate Investment Trust, your state of incorporation, selecting a board of directors and officers and directors' liability insurance. There will be others as the business prepares itself to be presented for public shareownership.

      (g) Selection of the team. We will go over the roles to be performed in the DPO and provide any suggestions from our experience about who should become involved. We will work with you, your independent accountants, corporate counsel and other service providers to reduce any duplication or conflict.

      (h) Securities regulation issues. The path we have discussed for the offering should involve no insurmountable obstacles for obtaining clearance or using exemptions, based upon our experience with other direct offerings. We will advise you on each exemption or filing method and compliance with all federal and state requirements. We will also work with your independent accountants on any compliance questions they may have.

      (i) Schedule and budget. We will furnish responsibility schedules for the DPO process. The schedules will detail the steps involved, who is responsible for each step and the date on which it should be completed. The budget will be determined by the decisions on the amount of the offering, the securities filings to be used and the marketing methods selected.

      We will help you select communications media, with a cost/benefit analysis, including your website, others' websites, email, your customer mailings and such potential media as print publications, telephone and scheduled meetings.

      Preparation. We will work with you and the rest of the team to prepare the disclosure document, the regulatory filings and the marketing materials. This will include the prospectus, share purchase order, the offering announcement, news release, any graphic materials to accompany the offering document package, your website and electronic delivery, and all cover messages and follow-up communications.

      We will help train your staff in their responsibilities for communicating with the broker group and with prospective investors, by telephone and in person, including how you supervise those staff members participating in the offering.

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Wellstone Communities, Inc.                                    February 12, 2003
Direct Public Offering                                                    page 3


      A computer-based system for recording and tracking the offering will be designed and installed, based upon your existing information systems and our experience with other direct offerings. It will prompt each follow-up step and prepare a complete prospect history. Upon completion of the offering, it will form the basis for a shareowner relations program.

      During the preparation phase, we will provide guidance on what communications can and cannot be made with respect to the proposed offering. For all phases of the marketing process, we will draft written communications, together with guidelines for oral communications.

      We will suggest aftermarket mechanics and help put in place the selected method of providing investors with as much liquidity for their shares as practicable, given the size of Wellstone Communities and the amount of the offering.

Implementation. We will furnish materials for all filings with the applicable federal and state securities regulators. That will include working with your independent accountants and corporate counsel concerning their contributions. We will be responsible for filing the required documents, after they have been approved and signed by representatives of Wellstone Communities. Any comments by those regulators will be directed to us and we will prepare responses, with any contributions as required by others on the team.

      We will assist in a communications system, to include everyone involved in the offering. We will help you coordinate with any registered broker-dealers (or stock exchange specialists) who are expected to provide aftermarket trading or order-matching services.

      We will be available on a daily basis to assist the project manager in seeing that each step is completed. There will be unforeseen issues arising, which we will help resolve. As the offering progresses, we will suggest additions or changes to the marketing program. This may involve extensions of the efforts to obtain requests for offering materials or changes in the follow-up procedures.

Closing and Beyond. There are additional regulatory filings required upon closing, which we will help prepare and file. We may also recommend preparation of information for publication in certain corporate manuals, which result in extended clearance for trading in your shares.

      We will help you arrange for stock transfer services from a registered transfer agent, as well as the aftermarket mechanics. We will provide guidance in fulfilling your regular reporting requirements and securities law compliance program, including your investor relations function.

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Wellstone Communities, Inc.                                    February 12, 2003
Direct Public Offering                                                    page 4

Timing and Fees. The Preparation phase for the first offering is completed, and we expect to file with the SEC and state regulators as soon as audited financial statements are available. There is very little control over the regulatory processing time, but we would estimate eight to ten weeks for clearance with the SEC and most of the states.

      Our fees for all the services we have described would aggregate $75,000. Payment of those fees will be made over the course of our work, in instalments as we agree. The only costs which we would bill to you for reimbursement are any out-of-pocket expenses for travel you have requested and any express delivery or outside document reproduction services. You will provide payment directly for filing fees.

      We look forward to working with you.

                                                  Sincerely,
                                                  S/Drew Field   Gwendolyn Field

Agreed: Wellstone Communities Inc.

      By: S/John T. Ottinger
          ---------------------------
          John T. Ottinger, President